Exhibit 23.1

Letter regarding unaudited financial information from the Independent Registered Public Accounting FirmCredit Suisse Group AGZurich, SwitzerlandRe: Registration Statements No. 333-218604, 333-101259, 333-208152 and 333-217856With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated May 3, 2019 related to our review of interim financial information of Credit Suisse Group AG as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018.Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.KPMG AGNicholas EdmondsShaun KendriganLicensed Audit ExpertLicensed Audit ExpertZurich, SwitzerlandMay 3, 2019